Exhibit 99.1



                        POLARIS AIRCRAFT INCOME FUND II,
                        A California Limited Partnership

                                 CODE OF ETHICS



To All Persons or Entities Acting on Behalf of the Partnership:

         Polaris Aircraft Income Fund II (the "Partnership") is committed to the highest standards in all aspects of its business. To confirm that commitment, attached is the Partnership Code of Ethics (the "Code"). The Code, which emphasizes integrity, ethics, and fairness, elaborates on many of the legal and ethical principles to which we must all adhere.

         We expect that all persons or entities acting in a significant manner on behalf of the Partnership, but not otherwise affiliated with the Partnership, including but not limited to consultants and third parties (each such non-affiliated person or entity is hereinafter referred to as a "Partnership Agent" or "Partnership Agents") to comply in every respect with all applicable laws and regulations and to conduct the Partnership's business in a way that protects and promotes our valuable reputation. We will continue to compete vigorously in the marketplace, but we will not deviate from these fundamental principles in doing so.

         The General Partner of the Partnership, Polaris Investment Management Corporation, and GE Capital Aviation Services, Inc. and their respective officers and directors are not considered to be "Partnership Agents" hereunder and, thus, are not subject to the Code because each is subject to General Electric Company's integrity guidelines, "The Spirit & The Letter Of Our Commitment" or any successor guidelines. Similarly, the independent public accounting firm of the Partnership and its principals are not considered to be "Partnership Agents" hereunder because it is subject to its own set of ethical guidelines.

         All Partnership Agents are responsible for complying with this Code. The General Partner will be responsible for ensuring that all Partnership Agents receive a copy of the Code and will be asked annually to certify compliance with it.

         Obviously, the Code cannot address every conceivable situation we face. It can only set out general legal and ethical principles, and the Partnership Agents must use good judgment in applying them. If a Partnership Agent needs further guidance regarding compliance with applicable laws and this Code, he or she should contact a member of the Partnership Compliance Committee.

CODE OF ETHICS

         All Partnership Agents are required to promote honest and ethical conduct and to conduct business activities and operations in an ethical manner and in compliance with applicable laws, rules, regulations, Partnership policies, and the standards set forth in this Code.

         It is the responsibility of each Partnership Agent to ensure that the individuals under his or her supervision understand the laws and policies
(including this Code) that apply to such individuals, to apply such policies fairly and consistently, and to respond appropriately to any inquiries or reports of suspected violations. It is the responsibility of all Partnership Agents to comply with this Code and all related policies.

         It is the policy of the Partnership to prevent the occurrence of unethical or unlawful behavior and to halt any such behavior that may occur as soon as reasonably possible after its discovery. Violations of this Code may result in serious consequences for the violator, including termination of his or her relationship with the Partnership.

I.       COMPLIANCE WITH LAWS

         The activities of the Partnership and each Partnership Agent are expected to be in full compliance with the letter and spirit of all applicable laws, rules and regulations. It would be impossible to summarize here all the laws, rules and regulations with which the Partnership and the Partnership Agents must comply; this Code refers to only a few of them.

         Any Partnership Agent with questions about his or her obligations under applicable laws should seek advice from the General Partner or a member of the Partnership Compliance Committee (see Section XIV of this Code).

II.      CONFLICTS OF INTEREST

         Partnership Agents have a significant business responsibility to the Partnership and must avoid any activity that may interfere materially with the performance of this responsibility. Business decisions must be based solely on the best interests of the Partnership, without regard to personal, family or other extraneous considerations.

         Conflicts of interest can arise when a Partnership Agent's position or responsibilities with the Partnership present an opportunity for gain apart from the normal rewards of being associated with the Partnership. They can also arise when a Partnership Agent's personal or family interests are, or may be viewed as being, inconsistent with those of the Partnership and therefore as creating conflicting loyalties. Such conflicting loyalties can cause a Partnership Agent to give preference to personal interests, either internal or external, in situations where Partnership responsibilities come first.

         No Partnership Agent may personally benefit from his or her association with the Partnership except through payments received directly from the Partnership. This prohibition does not apply to discounts, if any, offered by merchants that are generally available to all those associated with the Partnership.

         Any Partnership Agent who believes he or she may have a conflict of interest should disclose it immediately to, and seek guidance from, a member of the Partnership Compliance Committee who is not involved in the potential conflict.

         The Partnership Compliance Committee and the Partnership's counsel have sufficient authority to adequately deal with conflict of interest transactions, including the authority to disclose such transactions (or potential transactions) to the Partnership's General Partner or Principal Executive Officer and, if necessary, to the Principal Financial Officer of the Partnership. Please be advised that the General Partner may have conflicts of interests with the Partnership and other related partnerships. Nevertheless, the General Partner intends to represent the interests of the Partnership and related partnerships to the best of its ability taking into account such conflicts which are being disclosed in public filings including those made by the Partnership with the Securities and Exchange Commission.

III.     PARTNERSHIP OPPORTUNITIES

         No Partnership Agent may take personal advantage or obtain personal gain from an opportunity learned of or discovered during the course and scope of his or her association with the Partnership when that opportunity or discovery could be of benefit or interest to the Partnership. Likewise, no Partnership Agent may use Partnership property, information or position for personal gain.

IV.      PARTNERSHIP RECORDS

         Partnership records must always be prepared accurately and maintained properly, in accordance with all applicable laws and regulations.

         No false, artificial or deceptive entries may be made in the Partnership's records for any reason. The simple rule of thumb is that the Partnership's books must accurately reflect the transactions they record. In addition, the Partnership records belong to the Partnership. The General Partner has the primary responsibility for establishing and monitoring adequate systems of internal accounting and controls, and all Partnership Agents must adhere to these controls. The Partnership's auditors monitor and document compliance with these internal controls. All Partnership Agents shall cooperate completely and forthrightly with the Partnership's internal and independent auditors.

         No Partnership Agent may engage in, allow or conceal any financial or bookkeeping irregularity.

V.       PARTNERSHIP FUNDS AND PROPERTY

         Partnership Agents must protect the Partnership's assets and ensure their efficient use for legitimate business purposes. Each Partnership Agent is personally accountable for Partnership funds and property over which he or she has control. Purchases of products and services from suppliers must be made solely on the basis of quality, price, service and other relevant considerations. No Partnership funds or other property shall be used for any unlawful purpose, such as to secure special privileges or benefits through the payment of bribes or other illegal payments.

         No Partnership Agent may engage in any act that involves theft, fraud, embezzlement, misappropriation or wrongful conversion of any property, including Partnership property, regardless of whether or not such act could result in a criminal proceeding. This prohibition includes unauthorized use of the
Partnership's communications equipment, computers and related facilities or other Partnership assets, including proprietary information and trade secrets.

         Gifts, favors and entertainment may be given to others at Partnership expense only if they are consistent with law and accepted business practices and if they are of sufficiently limited value and in a form that could not reasonably be construed as a bribe or payoff. Gifts in the form of cash or its equivalent are prohibited. Likewise, secret commissions or other compensation to employees of customers or their family members or associates are prohibited.

VI.      SAFETY AND HEALTH

         Workplace safety and health are paramount concerns and are reflective of conditions at the Partnership's premises. Partnership Agents must adhere to applicable health and safety laws and regulations and all related Partnership policies designed to ensure safe working conditions.

VII.     EQUAL OPPORTUNITY AND HARASSMENT-FREE CONDITIONS

         The Partnership is an equal opportunity entity. The Partnership's policy is to select and place employees, if any, and Partnership Agents on the basis of qualification for work to be performed, as required by applicable laws, without discrimination in terms of race, religion, national origin, color, sex, age, status as a qualified individual with a disability or other status protected by law. The Partnership insists that all employees, if any, and Partnership Agents refrain from any act that is designed to cause or does cause unlawful employment discrimination with respect to any term or condition of employment.

         The Partnership is also committed to the goal of providing a safe, secure, productive and healthy work environment free from harassment of any kind. The Partnership insists that all Partnership Agents refrain from any act that is designed to cause or does cause harassment or intimidation, including sexual harassment. The Partnership will not tolerate any form of harassment or intimidation by any employee, if any, or Partnership Agent.

VIII.    ENVIRONMENTAL PROTECTION

         The Partnership is committed to full compliance with national, state and local environmental laws and regulations at all operating facilities. The Partnership's environmental obligations include, but are not limited to, obtaining and maintaining all environmental permits and approvals required for the conduct of the Partnership's operations, the proper handling, storage and disposal of regulated materials and timely and accurate submission of required reports to the proper government agencies.

         All Partnership Agents are expected to understand and act in accordance with their obligations under environmental laws, including any new or modified obligations as they are established. Partnership Agents must report suspected violations of those laws to the General Partner. It shall be the obligation of the General Partner to investigate any reported violation and to ensure that timely and effective remedial action is taken where appropriate.

         The Partnership will ensure compliance with this Code through vigilant self-monitoring and, where necessary, discipline of Partnership Agents at all levels. The Partnership will not tolerate the falsification of data or the reporting of false information regarding environmental compliance within the Partnership or to government agencies.

         The Partnership is also committed to full compliance with all laws and regulations governing its services and products, including all applicable national and local laws governing product safety and related issues. The Partnership has adopted policies regarding environmental compliance.

IX.      COMPETITION AND CONTACTS WITH COMPETITORS

         The concept of free and open competition underlies the antitrust laws in the United States. Compliance with such laws is mandatory. The Sherman Act and its state law counterparts prohibit businesses from entering into agreements, express or implied, that unreasonably restrain trade.

         Partnership Agents may not enter into discussions or agreements with competitors or suppliers that would in any way violate or be construed as a violation of such laws. Certain agreements are considered so inherently anticompetitive as to be criminal in nature (e.g., price fixing, bid rigging, customer or territorial allocation, group boycotts) and can result in the imposition of substantial monetary penalties and jail sentences.

         Partnership   Agents  are   encouraged  to  contact  a  member  of  the
Partnership Compliance Committee if they have any doubt about the legality of a proposed course of action.

         If any Partnership Agent becomes aware of possible violations of any antitrust laws, such Partnership Agent should report the suspected violations to a member of the Partnership Compliance Committee immediately.

X.       FAIR DEALING

         Each Partnership Agent is expected to deal fairly with the Partnership's customers, suppliers, competitors and other agents. It is a violation of Partnership policy to take unfair advantage of anyone through manipulation, concealment, abuse of confidential information, misrepresentation of material facts or any other unfair or deceptive practice.

XI.      SECURITIES AND INSIDER TRADING

         The Partnership is committed to complying with all federal and state securities laws and regulations. These laws impose certain obligations on publicly-held corporations and the persons associated with them. It is important that Partnership Agents in no way compromise the position of the Partnership with the disclosure ("leaking" or "tipping") of non-public information to outsiders or to other Partnership Agents who do not require the information in the performance of their duties. No Partnership Agent with knowledge of non-public ("inside") information should use the information for his or her own benefit. This means that no Partnership Agent may trade in Partnership or other securities when he or she has knowledge of material inside information.

         "Material" information is any information that an investor might consider important in deciding whether to buy, sell or hold securities. Examples of some types of material information are financial results, financial forecasts, possible mergers, acquisitions, joint ventures, other purchases or sales of or investments in companies, obtaining or losing important contracts, important product developments, major litigation developments and major changes in business direction.

         Information is considered to be "non-public" unless it has been adequately disclosed to the public. Examples of effective disclosure include public filings with securities regulatory authorities and issuance of press releases. The information must not only be disclosed; all such disclosures must be full, fair, accurate, timely and made in an understandable manner to provide adequate opportunity for the market as a whole to digest the information.

XII.     DEALING WITH GOVERNMENT OFFICIALS

         All dealings with government officials, including, but not limited to lobbying, political contributions to candidates, meetings with government agencies, communications with public officials and contracting with government agencies, shall be done in accordance with all applicable national, state and local laws and regulations in each country in which the Partnership conducts business.

         No Partnership Agent shall offer or promise a payment or reward of any kind, directly or indirectly, to any federal, state or local government official in order to secure preferential treatment for the Partnership or the Partnership Agents.

         No Partnership Agent shall offer or promise a payment or reward of any kind, directly or indirectly, to a federal, state or local government official for or because of an official act performed or to be performed by that official.

         No Partnership Agent shall offer or promise any federal, state or local government official gifts, entertainment, gratuities, meals, lodging, travel or similar items that are designed to influence such official.

         It is the policy of the Partnership to cooperate fully with all legal and reasonable government investigations. Accordingly, Partnership Agents shall comply with any and all lawful requests from government investigators and, consistent with preserving the Partnership's legal rights, shall cooperate in lawful government inquiries. No Partnership Agent shall make a false or misleading written or oral statement to a government official with regard to any matter involving a government inquiry into Partnership matters.

         Partnership Agents should contact a member of the Partnership Compliance Committee when presented with any such government request or inquiry. Partnership Agents with questions about contacts with government officials should seek guidance from a member of the Partnership Compliance Committee.

         Individual Partnership Agents are free to participate in political activities or make personal political contributions, but may not use Partnership funds or other resources. No Partnership Agent may make a political contribution on behalf of the Partnership without permission from a member of the Partnership Compliance Committee, and then only after a member of the Partnership Compliance Committee has affirmed the legality and propriety of such a contribution.

XIII.    CONFIDENTIAL INFORMATION

         In the normal course of business, there will be instances in which Partnership Agents may be entrusted with confidential or privileged information. That information most often will involve facts, plans or other aspects of the Partnership's business that are not in the public domain and will, on occasion, involve information that has been entrusted to the Partnership by customers, suppliers or others with whom the Partnership has a relationship.

         All Partnership Agents possessing confidential information regarding the Partnership or any of its customers or suppliers have a duty not to disclose such information outside the Partnership or to Partnership Agents who do not have a need to know such information, except where disclosure is authorized or legally required. Partnership Agents possessing confidential information shall not use such information for personal gain.

         All Partnership Agents are expected to comply with the terms and conditions of any and all confidentiality, non-disclosure and patent agreements signed by them when accepting employment or association with the Partnership.

         Questions regarding what is or is not confidential or privileged information should be directed by the Partnership Agent to the General Partner.

XIV.     COMPLIANCE AND REPORTING

         The Partnership has appointed a committee (the "Partnership Compliance Committee") to ensure that this Code and the Partnership's related policies will govern the business activities of all Partnership Agents. The membership of the Partnership Compliance Committee will consist of senior executives and/or directors of the General Partner. Any Partnership Agent who has questions about this Code or how it applies in particular circumstances is encouraged to seek guidance from his or her supervisor or the Partnership Compliance Committee.

         Partnership Agents should promptly report any suspected noncompliance with these policies to the General Partner or any member of the Partnership Compliance Committee. The Partnership will promptly undertake an investigation into any report that it receives. The investigation will be sufficient in size and scope to address the report, and will be handled discreetly and with due sensitivity to all persons involved in the investigation. If requested, and to the extent possible, the Partnership will keep the identity of the reporting Partnership Agent and all disclosures made in accordance with this Code confidential. No Partnership Agent will be subject to any disciplinary or retaliatory action for reasonably and in good faith reporting any suspected violation. Submission of knowingly false reports, however, constitutes a violation of this Code and will result in disciplinary action.

         Failure to comply with this Code can have severe consequences for both the individuals involved and the Partnership. The Partnership will take appropriate disciplinary action for violations of this Code, including termination of employment or association with the Partnership. Disciplinary action may be taken:

         - Against Partnership Agents who authorize or participate directly and, in appropriate circumstances, indirectly in actions that are a violation of this Code or any related policies.

         -    Against  Partnership Agents who fail to report a violation of this
              Code  or  any  related   policy  or  who   withhold  any  relevant
              information concerning a violation of which they became aware.

         - Against the violator's supervisor or the General Partner, to the extent the circumstances of the violation reflect inadequate supervision or lack of diligence.

         - Against any Partnership Agent who attempts to retaliate, directly or indirectly, or encourages others to do so, against Partnership Agent who reports a violation or cooperates with an investigation of such violation.

         If Partnership Agent believes that the General Partner to whom a suspected violation has been reported has not taken appropriate action, the Partnership Agent should contact a member of the Partnership Compliance Committee. The Partnership Compliance Committee can be reached by contacting Diarmuid Hogan at 203-961-5171.

         The General Partner (and not the Partnership Compliance Committee) is the only body authorized to waive compliance with this Code as it relates to the Partnership's Principal Executive Officer and Principal Financial Officer. With respect to the Partnership's Principal Executive Officer and Principal Financial Officer, the General Partner also has the authority to investigate (or supervise the investigation of) alleged violations of this Code and to determine the appropriate consequences for violations by such individual